Exhibit 99.1

Lantern Pharma Reports Second Quarter 2026 Financial Results and Provides Business Update

Open Medicine AI Established as a Separate Company with Executed Commercial Licenses; Progression-Free Survival Benefit Deepens in EGFR Exon 21 L858R Lung Cancer with LP-300; EMA Clears LP-184, zirdafulven, for Biomarker-Selected Bladder Cancer Trial; LP-184 Development Positioned to Advance in Multiple Indications including Triple Negative Breast Cancer and Pediatric Brain Cancers

●	Open Medicine AI (OMAI) established as a separate company with board-approved commercial licensing agreements executed, operating the multi-agentic AI co-scientist platform previously launched as withZeta.ai. OMAI is currently wholly owned by Lantern and intends to raise capital at the OMAI level. A dedicated OMAI informational call is planned for mid-September 2026 to detail the market opportunity, platform roadmap, and commercial model.

●	LP-300 – HARMONIC™ benefit deepens with treatment duration in emerging dataset: Median progression-free survival of 8.9 months in EGFR exon 21 L858R patients who completed six cycles of LP-300 (n=9), compared with 8.4 months across the overall L858R cohort (n=16), and a hazard ratio of 0.37 (95% CI 0.15–0.89) favoring the L858R subgroup. A 77% clinical benefit rate and tumor reduction in more than 70% of evaluable patients, with durable responses beyond two years — and no clinically meaningful toxicity added beyond chemotherapy.

●	Phase 2 protocol amendment FDA-reviewed with no objections to key proposed amendments: enrollment will now be concentrated on EGFR exon 21 L858R patients with a single-arm design, and maximum LP-300 treatment extended from six to eight cycles. Enrollment will continue at sites in the United States and Taiwan.

●	EMA clearance in bladder cancer for LP-184 (zirdafulven): an investigator-initiated Phase 1b/2 trial of zirdafulven at Rigshospitalet in Denmark, among the first studies to prospectively select patients using a dual biomarker strategy — PTGR1 overexpression combined with tumor DNA-damage repair deficiency.

●	FDA cleared triple-negative breast cancer (TNBC) clinical trial advancing toward initiation: a planned Phase 1b/2 trial of LP-184 monotherapy in relapsed/refractory advanced or metastatic TNBC with homologous recombination deficiency.

●	USPTO Notice of Allowance received for claims covering a three-gene expression signature used to select patients for treatment with LP-184 across four solid tumor indications.

●	Financial Position: Cash, cash equivalents, and marketable securities of approximately $7.4 million as of June 30, 2026. Funding received in the second quarter consisted of approximately $4.4 million in gross proceeds from the registered direct offering that closed on May 14, 2026. Second quarter loss from operations decreased approximately 25% year over year, to approximately $3.5 million for Q2 2026.

●	Conference call and webcast scheduled for Friday, August 14, 2026 at 9:00 a.m. ET.

Lantern Pharma (Nasdaq: LTRN)	August 14, 2026

DALLAS–(BUSINESS WIRE)– Lantern Pharma Inc. (NASDAQ: LTRN), a clinical-stage AI-driven precision oncology company leveraging its proprietary RADR® artificial intelligence (AI) and machine learning (ML) platform to transform the cost, pace, and timeline of oncology drug discovery and development, today announced operational highlights and financial results for the second quarter ended June 30, 2026, and provided an update on its portfolio of AI-driven drug candidates and AI platforms.

The second quarter of 2026 marked continued execution of Lantern’s strategy to translate its AI platform into differentiated clinical, regulatory, intellectual property, and commercial milestones. Emerging data from the HARMONIC™ trial indicated that LP-300’s progression-free survival benefit deepens with longer treatment duration in patients with EGFR exon 21 L858R-mutations, while the FDA reviewed key protocol amendments without objection. The European Medicines Agency (EMA) cleared an investigator-initiated Phase 1b/2 trial of LP-184 (zirdafulven) for biomarker-selected, advanced bladder cancer patients, and the U.S. Patent and Trademark Office issued a Notice of Allowance covering a three-gene patient-selection signature for LP-184. In August, Lantern established Open Medicine AI as a separate company and entered into board-approved commercial licensing agreements. Reflecting ongoing operating discipline, loss from operations declined approximately 25% year over year for the quarter.

“The emerging HARMONIC™ data point to a clear observation: L858R patients who stay on LP-300 longer do better,” said Panna Sharma, President and Chief Executive Officer of Lantern Pharma. “A signal that strengthens with time should shape trial design, and that is exactly what our amended protocol does — concentrate enrollment where the benefit is deepest and extend treatment from six cycles to eight. The FDA reviewed those amendments without objection.

“The quarter also showed what our AI-enabled model produces: a Notice of Allowance on the patient-selection signature for LP-184, European clearance to administer that drug in a dual-biomarker-selected bladder cancer trial, and Open Medicine AI established as a separate company. We have advanced new programs from AI-derived insights to first-in-human clinical trials in roughly two to three years at approximately $2 to $3 million each. The industry norm to reach that same point is five to ten years and $25 to $100 million. That difference is not a marketing claim; it is our operating model.”

With the establishment of Open Medicine AI, Lantern has two value-creation engines:

1.	A clinical-stage, precision oncology drug development business advancing biomarker-guided therapies across solid tumors, blood cancers, and pediatric brain cancers; and

2.	An AI platform business addressing the opportunity in AI-enabled drug discovery, the market for which is projected to exceed $10 billion by 2030, with oncology as its largest therapeutic segment.

Open Medicine AI: Establishment as a Separate Company

In August 2026, Lantern announced the formal creation of Open Medicine AI (OMAI) and the execution of commercial licensing agreements between OMAI and Lantern Pharma. The agreements, approved by the Lantern Pharma Board of Directors, were contemplated in the framework of the Company’s May 2026 registered direct financing and establish the commercial operating structure for the multi-agentic AI co-scientist platform previously launched as withZeta.ai. Under the agreements, OMAI licenses Lantern’s related models, data, algorithms, and other assets and personnel.

Lantern Pharma (Nasdaq: LTRN)	August 14, 2026

“Open Medicine AI is not a research project with a logo on it. It has board approval, executed licenses, a platform in production, paying subscription tiers, and two engineering centers. We believe that this is a great foundation from which to attract investors who can value AI and a technology-centric disruptive business separate from our portfolio of cancer drug-candidates,” said Mr. Sharma, who is the Founder of Open Medicine AI and continues as President and Chief Executive Officer of Lantern Pharma. “Separating OMAI is intended to let each business be funded by the investors who understand it and valued on the metrics that apply to it.”

OMAI is currently 100% owned by Lantern Pharma. OMAI intends to obtain additional funding in exchange for equity in OMAI, and the longer-term objective is for OMAI to become a newly listed company on a national stock exchange or market, with Lantern expecting to remain one of OMAI’s largest shareholders. As OMAI receives outside funding, additional operational and success incentives are expected to be put in place for the Open Medicine AI team.

Today OMAI is a wholly-owned subsidiary, and Lantern retains the ability to apply the platform across its clinical pipeline and preclinical assets, including LP-184, LP-284, and LP-300, and the separation does not alter the priority or expected timing of those programs, which remain the Company’s principal clinical value drivers.

OMAI will operate as a commercial software business through tiered subscriptions based on functionality and tool access, alongside enterprise agreements for organizations requiring broader deployment and integration with internal data and workflows. Target customers include biopharmaceutical and biotechnology R&D organizations, academic medical centers, life sciences investors, and disease foundations. The platform comprises coordinated specialist agents spanning medicinal chemistry, computational biology, clinical trial strategy, biomarkers and translational science, and clinical oncology. Development is anchored by AI Centers of Excellence in Dallas, Texas and Bengaluru, India, the latter established in the first quarter of 2026. In July 2026, the Company launched ZetaOmics™, the computational-biology module of the platform — an autonomous “Computational Biologist” agent that designs an analysis, executes it independently on real biological data, defends its methodological choices, and returns publication-quality results with a queryable, exportable audit trail suited to regulated research.

Management will host a dedicated informational call and webcast in mid-September 2026 to discuss the Open-Medicine AI market opportunity, platform roadmap, and commercial model in greater detail. Details will be announced separately.

Lantern Pharma (Nasdaq: LTRN)	August 14, 2026

Clinical Pipeline Developments

Lantern’s AI-driven clinical pipeline encompasses multiple drug candidates across solid tumors, blood cancers, and pediatric oncology, with a combined estimated annual market potential exceeding $15 billion. The portfolio includes a Phase 2 clinical program (LP-300) in NSCLC focused on never-smokers and non-smokers with the EGFR exon 21 L858R mutation; Phase 1b/2 trial (LP-184) in precision, biomarker-defined advanced bladder cancer; and an ongoing Phase 1a program in hematologic malignancies and soft tissue sarcomas (LP-284). Additionally, through wholly-owned subsidiary Starlight Therapeutics, the Company has a planned Phase 1 pediatric CNS cancer trial and a planned Phase 1b trial in adult relapsed glioblastoma (GBM) in combination with spironolactone, both with STAR-001 (LP-184). Each program has been guided by the RADR® platform’s AI-driven insights and capabilities which are aimed at compressing the cost and timeline of cancer drug development.

LP-300 HARMONIC™ Trial: Progression-Free Survival Benefit Deepens With Treatment Duration

In June 2026, Lantern reported emerging data from the ongoing Phase 2 HARMONIC™ trial (NCT05456256) of LP-300 in combination with carboplatin and pemetrexed as of the May 11, 2026 data cutoff. The data revealed a dose-duration relationship in which the progression-free survival benefit of LP-300 deepens with treatment duration, most pronounced in patients with the EGFR exon 21 L858R mutation.

●	Progression-Free Survival: Median progression-free survival reached 8.9 months among L858R patients who completed six cycles of LP-300 (n=9, of whom three had not progressed at the time of analysis), compared with 8.4 months across the overall L858R cohort (n=16). The L858R subgroup corresponded to a hazard ratio of 0.37 (95% CI 0.15–0.89).

●	Depth and Durability of Response: More than 70% of evaluable L858R patients experienced a reduction in target-lesion size, including a complete response and multiple partial responses among the deepest responders, with certain responses sustained beyond two years and a clinical benefit rate of 77%.

●	Dose-Duration Relationship: Comparable safety profiles were observed across patients receiving four or six cycles of LP-300, with no evidence of increased adverse events with longer treatment duration. This trend is consistent with LP-300’s kinase inhibitory mechanism of action and provides supporting scientific rationale for extending the maximum number of treatment cycles from six to eight.

●	Safety and Tolerability: No clinically meaningful toxicity was observed beyond that of carboplatin and pemetrexed alone. Lantern believes this profile compares favorably with amivantamab plus chemotherapy on a cross-trial basis and supports the extended treatment duration.

Preliminary multivariable Cox regression analyses incorporating race, gender, and TP53 mutation status confirmed L858R as an independent predictor of progression-free survival benefit. These data are exploratory and based on small patient cohorts. Following a successful outcome from its May 2026 Type C meeting request, at which the FDA raised no objections to key proposed amendments, the Company has implemented protocol changes that: (i) focus future enrollment on patients with the EGFR exon 21 L858R mutation, a subtype demonstrating lower sensitivity and inferior treatment outcomes with osimertinib-based therapy; (ii) increase the maximum number of LP-300 treatment cycles from six to eight; and (iii) discontinue enrollment into the control arm while migrating to a single-arm study design.

Lantern Pharma (Nasdaq: LTRN)	August 14, 2026

The HARMONIC™ trial will continue to enroll in the United States and in Taiwan, where more than 50% of lung cancer cases occur in never-smokers; targeted enrollment in Japan was completed in July 2025 across five clinical sites including the National Cancer Center Tokyo. The Company furnished its data presentation as an exhibit to a Current Report on Form 8-K and used the dataset in partnering and clinical discussions at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting, including potential global and regional licensing and co-development opportunities. Never-smoker NSCLC is increasingly recognized as a distinct disease entity with unique clinical and genomic characteristics, representing a global market opportunity estimated at over $4 billion annually, with no therapies specifically approved for these patients.

LP-184 (zirdafulven): EMA Clearance for Biomarker-Selected Bladder Cancer Trial

In July 2026, the European Medicines Agency cleared an investigator-initiated Phase 1b/2 clinical trial of LP-184 (zirdafulven) in advanced, recurrent bladder cancer. The study will be conducted at Rigshospitalet in Copenhagen, Denmark’s national referral center for urologic cancers, with Professor Kristoffer Staal Rohrberg, MD, PhD, serving as Sponsor and Principal Investigator and Professor Helle Pappot, MD, DMSc, serving as Coordinating Investigator.

The open-label study is designed to enroll up to approximately 39 patients with advanced or metastatic urothelial carcinoma who have progressed on or are ineligible for current standard-of-care regimens, including patients treated after enfortumab vedotin plus pembrolizumab. It is among the first studies to prospectively select patients using a dual biomarker strategy, combining overexpression of the LP-184-activating enzyme PTGR1 with tumor DNA-damage repair deficiency. LP-184 will be administered on Days 1 and 8 of each 21-day cycle, with objective response rate by RECIST 1.1 as the primary endpoint.

Bladder cancer is among the ten most common cancers worldwide, with approximately 550,000 new cases diagnosed annually, and there is no FDA-approved therapy for nucleotide excision repair deficient tumors. Lantern is initially positioning LP-184 in a clinical trial where it will be used primarily in the third-line setting. This represents approximately 130,000 eligible patients globally each year and a potential market opportunity estimated by analysts at $3 billion or more by 2035.

LP-184 (zirdafulven): Expanded Patent Estate and Advancement in Triple-Negative Breast Cancer

In July 2026, the United States Patent and Trademark Office issued a Notice of Allowance for U.S. Patent Application No. 17/230,821, covering methods of selecting and treating patients with ovarian, primary liver, kidney, or thyroid cancer with LP-184 based on measured elevated expression of three genes — PTGR1, PTPN14, and ASPH — in a patient tumor sample. Lantern intends to continue expanding its patent portfolio through additional filings covering further indications and biomarker-guided applications of LP-184.

Lantern is preparing to initiate a Phase 1b/2 trial of LP-184 monotherapy in patients with relapsed or refractory advanced or metastatic triple-negative breast cancer (TNBC) whose tumors carry DNA damage repair alterations, homologous recombination deficiency, or genomic loss of heterozygosity. The study has been cleared by the FDA and is designed to enroll approximately 40 patients across two dose-level cohorts in Phase 1b to confirm the recommended Phase 2 dose, followed by a Simon two-stage Phase 2a assessment of preliminary objective response rate. LP-184 completed a 63-patient Phase 1a trial (NCT05933265) achieving all primary endpoints and establishing a recommended Phase 2 dose of 0.39 mg/kg, and has received Fast Track and Orphan Drug designations from the FDA across multiple indications including TNBC.

Lantern Pharma (Nasdaq: LTRN)	August 14, 2026

LP-284 and Starlight Therapeutics

LP-284 continues in an ongoing Phase 1 program in hematologic malignancies and adult soft tissue sarcomas, and holds FDA Orphan Drug Designations for soft tissue sarcomas, mantle cell lymphoma, and high-grade B-cell lymphomas, with composition of matter patents providing protection through 2039 in major medicine markets.

Starlight Therapeutics holds FDA clearance of the Investigational New Drug application for its planned Phase 1 pediatric CNS cancer trial of STAR-001 (LP-184) in Atypical Teratoid Rhabdoid Tumor (ATRT) and other rare pediatric cancers. STAR-001 holds Rare Pediatric Disease Designation and Orphan Drug Designation for ATRT, with additional designations for hepatoblastoma, rhabdomyosarcoma, and malignant rhabdoid tumors. Each Rare Pediatric Disease Designation independently qualifies for a potential FDA Priority Review Voucher upon potential approval and satisfaction of other program conditions; such vouchers have historically been sold or transferred in the range of $100 million to $150 million or more, representing a potentially meaningful source of non-dilutive value independent of the commercial potential of the underlying therapy. Starlight is also advancing plans for a Phase 1b trial of STAR-001 in adult patients with relapsed glioblastoma in combination with spironolactone, where preclinical studies have demonstrated meaningful synergy relative to either agent alone. Lantern and Starlight continue to explore partnership opportunities across both pediatric and adult CNS indications.

Financial Results for the Second Quarter Ended June 30, 2026

Balance Sheet: Cash, cash equivalents, and marketable securities were approximately $7.4 million as of June 30, 2026 (consisting of approximately $6.7 million in cash and cash equivalents and approximately $0.7 million in marketable securities), compared to approximately $10.1 million of cash, cash equivalents, and marketable securities as of December 31, 2025. Funding received during the second quarter consisted of approximately $4.4 million in gross proceeds from a registered direct offering that closed on May 14, 2026. The Company intends to pursue additional capital raises, collaborations and other opportunities to extend its operating runway.

Research and Development Expenses: R&D expenses were approximately $1.8 million for the three months ended June 30, 2026, compared to approximately $3.1 million for the three months ended June 30, 2025, a decrease of approximately $1.3 million or 42%. The decrease was primarily attributable to reductions of approximately $1.0 million in research studies and materials expenses relating to the conduct of our clinical trials and decreases of approximately $0.3 million in salaries and benefit expenses.

Lantern Pharma (Nasdaq: LTRN)	August 14, 2026

General and Administrative Expenses: G&A expenses were approximately $1.7 million for the three months ended June 30, 2026, compared to approximately $1.6 million for the three months ended June 30, 2025, an increase of approximately $0.13 million or 8%. The increase was primarily attributable to increases in business development and investor relations expenses of approximately $0.36 million and salaries and benefit expense increases of approximately $0.14 million, offset in part by decreases in other professional fees of approximately $0.35 million.

Operating Loss: Loss from operations was approximately $3.5 million for the three months ended June 30, 2026, compared to a loss from operations of approximately $4.7 million for the three months ended June 30, 2025, a decrease of approximately 25%.

Warrant Expense: In connection with the May 2026 offering, the Company issued investor warrants to purchase up to 2,135,923 shares of common stock at an exercise price of $2.27 per share, and placement agent warrants to purchase up to 106,796 shares of common stock at an exercise price of $2.575 per share. These warrants are accounted for as liabilities due to a settlement feature that may be triggered in the event of a fundamental transaction. During the three months ended June 30, 2026, the Company recorded an aggregate of approximately $3.6 million of expense related to these warrants. The principal component was non-cash expense arising from an increase in the fair value of the warrants, driven primarily by a substantial increase in the Company’s stock price between the May 14, 2026 warrant issuance date and June 30, 2026. Other components related to warrant expense were loss on issuance of the warrants and warrant issuance costs.

Net Loss: After including non-cash and other items relating to warrants, net loss was approximately $7.1 million (or $0.57 per share) for the three months ended June 30, 2026, compared to a net loss of approximately $4.3 million (or $0.40 per share) for the three months ended June 30, 2025. For the six months ended June 30, 2026, net loss was approximately $10.4 million (or $0.88 per share), compared to a net loss of approximately $8.9 million (or $0.82 per share) for the six months ended June 30, 2025.

“Our reported net loss went up largely because our stock price went up,” said Mr. Sharma. “That is warrant accounting, not the operating business. A key number that shows how we actually run the company — loss from operations — fell approximately 25% in a quarter when we secured European clearance for a new precision oncology trial and established a separate AI software company.”

Capitalization: As of June 30, 2026, the Company had 12,759,146 shares of common stock outstanding. On May 14, 2026, the Company closed a registered direct offering and concurrent private placement comprising 1,454,175 shares of common stock, pre-funded warrants to purchase up to 681,748 shares of common stock, investor warrants to purchase up to 2,135,923 shares of common stock at an exercise price of $2.27 per share, and placement agent warrants to purchase up to 106,796 shares of common stock at an exercise price of $2.575 per share. There was no activity under the Company’s ATM Sales Agreement during the three months ended June 30, 2026.

Additional detail is available in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission.

Lantern Pharma (Nasdaq: LTRN)	August 14, 2026

Conference Call Information

Lantern Pharma will host a conference call and webcast to discuss second quarter 2026 financial results and business updates on Friday, August 14, 2026 at 9:00 a.m. Eastern Time / 6:00 a.m. Pacific Time. To participate, please register at the Zoom webcast link: https://us06web.zoom.us/webinar/register/7017858906483/WN_muTjUTZiTNC4JYT9RXcKfQ#/registration

A replay will be available following the call in the investor relations section of Lantern’s website at ir.lanternpharma.com.

About Lantern Pharma

Lantern Pharma (NASDAQ: LTRN) is an AI-driven company transforming the cost, pace, and timeline of oncology drug discovery and development. Our proprietary AI and machine learning platform, RADR®, leverages over 200+ billion oncology-focused data points and a library of 200+ advanced ML algorithms to help solve billion-dollar, real-world problems in oncology drug development and generate oncology medicines at dramatically reduced costs and accelerated timelines.

By harnessing the power of AI and with input from world-class scientific advisors and collaborators, we have accelerated the development of our growing pipeline of drug candidates that span multiple cancer indications, including both solid tumors and blood cancers and an antibody-drug conjugate (ADC) program. On average, our newly developed drug programs have been advanced from initial AI insights to first-in-human clinical trials in approximately two to three years and at approximately $2 to $3 million per program.

Our lead development programs include a Phase 2 clinical program in never-smoker and non-smoker NSCLC, Phase 1b/2 trials in biomarker-defined solid tumors, and an ongoing Phase 1 program in hematologic malignancies and adult soft tissue sarcomas. We have also established a wholly-owned subsidiary, Starlight Therapeutics, to focus exclusively on the clinical execution of our therapies for CNS and brain cancers.

Lantern established an AI Center of Excellence in Bengaluru, India in the first quarter of 2026 and has commercialized its multi-agentic AI capabilities through the platform now operating as Open-Medicine AI (OMAI).

Our AI-driven pipeline of innovative product candidates is estimated to have a combined annual market potential of over $15 billion USD.

●	Website: www.lanternpharma.com

●	HARMONIC™ Trial: www.harmonictrial.com

●	LinkedIn: https://www.linkedin.com/company/lanternpharma/

●	X: @lanternpharma

Lantern Pharma (Nasdaq: LTRN)	August 14, 2026

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, among other things, statements relating to: future events or our future financial performance; the potential advantages of our RADR® platform and Open-Medicine AI; the planned implementation of protocol amendments and the development pathway for LP-300 in patients harboring the EGFR exon 21 L858R mutation; LP-300’s potential clinical activity and tolerability profile; the anticipated initiation, design, timing, conduct, and potential of the planned Phase 1b/2 clinical trials of LP-184 (zirdafulven) in bladder cancer and in triple-negative breast cancer; the anticipated benefits of a dual-biomarker patient-selection strategy; the establishment of Open Medicine AI as a separate entity and the anticipated benefits of such separation, including its planned commercialization, funding, and potential future public emergence; our plans to pursue additional funding and estimates regarding the sufficiency of capital resources; estimates regarding patient enrollment, patient populations, potential markets and potential market sizes; and our plans to discover and develop drug candidates and to maximize their commercial potential by advancing such drug candidates ourselves or in collaboration with others.

Any statements that are not statements of historical fact (including, without limitation, statements that use words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “model,” “objective,” “aim,” “upcoming,” “should,” “will,” “would,” or the negative of these words or other similar expressions) should be considered forward-looking statements.

There are a number of important factors that could cause our actual results to differ materially from those indicated by the forward-looking statements, such as (i) the risk that we may not be able to secure sufficient future funding when needed and as required to advance and support our existing and planned clinical trials and operations, (ii) the risk that observations in preclinical studies and emerging or preliminary observations in clinical studies do not ensure that later observations, studies and development will be consistent or successful, (iii) the risk that any clinical benefit observed to date relating to LP-300 may not be reproduced in the completed HARMONIC™ trial or in larger or confirmatory studies, (iv) the risk that clinical data referenced in this press release are exploratory and preliminary, based on small patient cohorts, and may not be representative of outcomes in broader populations, (v) the risk that cross-trial comparisons are provided for context only and should not be interpreted as direct evidence of comparative safety or efficacy, (vi) the risk that our research and the research of our collaborators may not be successful, (vii) the risk that we may not be successful in licensing our product candidates or in completing potential partnerships and collaborations, (viii) the risk that none of our product candidates has received marketing approval from the FDA, the EMA or any other regulatory authority, and we may not be able to successfully initiate, conduct, or conclude clinical testing for or obtain regulatory marketing approval for our product candidates, (ix) the risk that no drug product based on our proprietary AI platforms has received FDA, EMA or other marketing approval or otherwise been incorporated into a commercial product, (x) the risk that our AI platform commercialization efforts, including Open-Medicine AI, may not generate the anticipated revenue or achieve the expected market adoption, (xi) the risk that the separation of Open Medicine AI may not deliver the anticipated benefits on the contemplated terms or timeline or at all, (xii) the risk that investigator-initiated clinical trials, including the EMA-cleared Phase 1b/2 trial of LP-184, may not initiate, enroll, or complete on the anticipated timeline or at all, and (xiii) those other factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on March 30, 2026 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

You may access our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 under the investor SEC filings tab of our website at www.lanternpharma.com or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this press release represent our judgment as of the date hereof, and, except as otherwise required by law, we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

Lantern Pharma Disclosure Channels to Disseminate Information

Lantern Pharma’s investors and others should note that we announce material information to the public about our company through a variety of means, including our website, press releases, SEC filings, digital newsletters, and social media, in order to achieve broad, non-exclusionary distribution of information to the public. We encourage our investors and others to review the information we make public in the locations above as such information could be deemed to be material information. Please note that this list may be updated from time to time.

Investor Contact

Investor Relations

ir@lanternpharma.com

+1-972-277-1136

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Lantern Pharma (Nasdaq: LTRN)	August 14, 2026